CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
China Solar & Clean Energy Solutions, Inc.

We consent to the incorporation in the Amendment No. 4 to the Registration Statement on Form S-1 for China Solar & Clean Energy Solutions, Inc. and its subsidiaries of our report dated March 31, 2007 on our audit of the financial statements of Deli Solar (USA), Inc. as of December 31, 2006, and for the year then ended, which report is incorporated in the Amendment No. 4 to Form S-1.

We also consent to the reference to us under the heading “Experts” in the Amendment No. 4 to Form S-1.

/s/ Child, Van Wagoner & Bradshaw, PLLC

CHILD, VAN WAGONER & BRADSHAW, PLLC
Salt Lake City, Utah
September 30, 2008